Contact: David W. Campbell, Chairman
Phone:            703-883-9757  Extension  18


                         ALLSTATE FINANCIAL CORPORATION
                           ANNOUNCES COMPLETION OF THE
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                        HARBOURTON FINANCIAL CORP. MERGER

McLean, VA, December 1, 2000 - Allstate Financial Corporation ("Allstate" or the "Company") (OTC: ASFN) today announced it had completed the merger of Harbourton Financial Corp. ("Harbourton") into Allstate effective November 30, 2000. In accordance with the terms of the merger agreement Allstate completed the transaction, valued at $9.3 million, through the issuance of 7,516,160 of its common shares and the payment of $ 2.1 million in cash. Allstate's majority shareholder, Value Partners, Ltd., was the majority owner of Harbourton and now owns approximately 84% of the Company's shares. As a result of the merger, Allstate is projected to report shareholders' equity at December 31, 2000 in excess of $15 million, with 15,184,164 common shares outstanding.

Harbourton provides financing to homebuilders, including acquisition, development and construction lending as well as mezzanine equity investments. Harbourton has been profitable since inception and reported pre-tax income of approximately $883 thousand for the nine months ended September 30, 2000. A principal advantage of the merger is the ability of the merged companies to use Allstate's net operating tax loss carryforwards to shelter future earnings. The Company expects to principally pursue the business activities in which Harbourton is currently engaged.

J. Kenneth McLendon, previously the President of Harbourton has been elected President of the Company and David W. Campbell continues as Chairman of the Board. Mr. McLendon stated he is "very excited about the possibilities for the Company, especially its potential for growth and profitability through the resources available to the merged companies."

Mr. Campbell stated "the Company has made tremendous progress on its plan of reorganization, including the completion of the Harbourton merger, the exchange of its convertible subordinated notes, the reduction in operating expenses and collection of non-performing assets."

This press release may contain various "forward-looking statements," within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent Allstate's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of earning assets which may be originated by the Company or by Harbourton, changes in revenue and expense trends (including trends affecting charge-offs) of Allstate or Harbourton, changes in Allstate's or Harbourton's markets and changes in the economy (particularly in the markets served by Allstate or Harbourton). Such factors are discussed in detail in Allstate's filings with the U.S. Securities and Exchange Commission.

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